EXHIBIT 10.10
ASSISTED LIVING CONCEPTS, INC.
SUMMMARY OF DIRECTOR COMPENSATION
          Directors who are not employees of Assisted Living Concepts, Inc. are paid an annual retainer of $15,000 per year, a fee of $1,500 for each Board and committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board chairman is $50,000 and the annual retainer for the vice chairman is $25,000. The annual retainer for the chair of the Audit Committee is an additional $15,000 and the annual retainer for the other committee chairs is an additional $10,000. Each non-employee director was granted 20,000 tandem stock options/stock appreciation rights that become exercisable May 5, 2009, and which have an exercise price of $6.42. Non-employee directors may receive yearly grants of additional stock-based awards as determined by the full board of directors. Non-employee directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. Directors who are also employees of Assisted Living Concepts, Inc. receive no compensation for their service as directors.